Exhibit 4.30

RMB Working Capital Loan Contract

Contract No.: HTZ 520670000 LDZJ 2024N 016

Borrower(Party A): Sunrise(Guizhou) New Energy Materials Co., Ltd.

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province(next to Yilong Avenue)

Postal code: 562400

Legal representative(person in charge): Du Huiyu

Fax: NA

Tel: 13758007311

Lender(Party B): Qianxinan Branch of China Construction Bank Corporation

Address: No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province

Postal code: 562400

Person in charge: Yan Hui

Fax: 0859-3222065

Tel: 0859-3116685

For daily business turnover needs , Party A applies for a loan from Party B, and Party B agrees to lend According to the relevant laws, regulations and rules, Party A and Party B have reached a consensus through consultation and entered into This contract is for mutual compliance.

Article 1 Loan Amount

Party A borrows RMB from Party B(amount in capital letters) One hundred million yuan .

Article 2 Purpose of Loans and Source of Repayment

Party A shall use the loan for daily production and operation turnover.

For the specific purpose of the loan under this contract, the source of repayment, etc., please see Appendix 1 “Basic Information on the Loan”.

Article 3 Loan Term

The loan period under this contract is 24 months. That is, from From June 28, 2024 to June 28, 2026.

The starting date of the loan term under this contract and the loan transfer certificate(loan note, the same below) In case of any inconsistency, the actual loan date stated in the loan transfer certificate at the time of the first loan shall prevail. The loan maturity date agreed in the first paragraph of this Article shall be adjusted accordingly.

The loan transfer certificate is an integral part of this contract and has the same legal effect as this contract.

Article 4 Loan interest rate, penalty interest rate and interest calculation and settlement

I. Loan interest rate

1. The loan interest rate under this Contract is an annualized interest rate, calculated using the simple interest method . The interest rate is the (2) of the following:

(1). Fixed interest rate, i.e. LPR interest rate. Leave this column blank. ( select fill ” add ” or ” reduce”) this The column is blank basis point (1 basis point = 0.01%, accurate to 0.01 basis point). During the loan period, the interest The rate remains unchanged;

(2). Floating interest rate, or LPR Interest rate plus select fill ” add” or ” reduce”)35 basis points (1 basis point = 0.01%, accurate to 0.01 basis point), and from the interest date Until the date when all principal and interest under this contract are fully repaid, every twelve months based on the interest rate adjustment date LPR of working days The interest rate and the above-mentioned plus/minus basis points will be adjusted once. The interest rate adjustment date is The interest date is the corresponding day of the adjustment month. If there is no corresponding day of the interest value date in the month , the last day of the month one The interest rate adjustment date is the interest rate adjustment date.

(3). Others: This field is blank

2. Expenses directly related to the loan under this Contract shall be subject to the following:

(1). There are no expenses directly related to the loan under this contract:

(2). For expenses directly related to the loan under this contract, leave this column blank (name and amount). Amount), Fee Collection Method This column is blank (one-time collection/in installments);

(3). Others:This field is blank

3.Taking into account the above loan interest and the costs directly related to the loan, Simple interest calculation method, the annualized interest rate of the loan interest and fees under this contract (hereinafter referred to as interest and fees) Total annualized interest rate) shall be implemented as follows:

(1). LPR interest rate plus (plus/minus) 3 5 basis points (1 basis point = 0.01%, accurate to 0.01 basis points), if a floating interest rate is adopted, the LPR interest rate shall be adjusted accordingly in accordance with the provisions of this contract;

(2). Others: This field is blank

II. Penalty Interest Rate

(I) If Party A fails to use the loan for the purpose of the contract, the penalty interest rate shall be 100% higher than the loan interest rate. If the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate shall be adjusted accordingly based on the adjusted loan interest rate and the increase range described in this item.

(II) The penalty interest rate for overdue loans under this contract shall be 50% higher than the loan interest rate. If the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate shall be adjusted accordingly based on the adjusted loan interest rate and the increase range described in this item.

If the loan interest rate is adjusted in accordance with the first paragraph of this Article, the penalty interest rate shall be calculated based on the adjusted loan interest rate and the principal interest rate. The upward range mentioned in the above item shall be adjusted accordingly.

(III) For loans that are overdue and misappropriated at the same time, penalty interest and compound interest shall be recalculated.

III. The interest accrual date in this article refers to the date when the first loan issued under this contract is transferred to the loan issuance account agreed in Article 6 of this contract (hereinafter referred to as the “loan issuance account”).

LPR under this contract The interest rate is determined according to item 2 below:

1. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the day before the effective date of this contract. The one-year loan market quotation rate (1 Y LPR); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate refers to the interest rate before the adjustment date. The one-year loan market quotation rate of the National Interbank Funding Center on a working day.

2. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the business day before the interest value date. The National Interbank Funding Center’s 1-year loan market quotation rate (1 Y LPR); this After that, when the loan interest rate is adjusted according to the aforementioned agreement, The LPR rate refers to the interest rate on the business day before the adjustment date. The one-year loan market benchmark rate of the National Interbank Funding Center.

3. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the day before the effective date of this contract . The National Interbank Funding Center’s five-year loan market quotation rate (5 Y LPR); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, LPR The interest rate is the interest rate before the adjustment date The market quotation interest rate of loans with a term of more than 5 years at the National Interbank Funding Center on a working day Rate.

4. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the business day before the interest value date. The National Interbank Funding Center’s five-year loan market quotation rate (5 Y LPR); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate refers to the interest rate before the adjustment date. The market quotation interest rate of loans with a term of more than 5 years at the National Interbank Funding Center on a working day Rate.

IV. The loan interest shall be calculated from the date on which the loan is transferred to the loan disbursement account. The loan is calculated on a daily basis, and the daily interest rate = annual interest rate/360 . If the interest is paid on the interest payment date, compound interest will be charged from the next day.

V. Interest Settlement

(I) For loans with a fixed interest rate, the interest shall be calculated based on the agreed interest rate when the loan is settled . For loans with floating interest rates, interest is calculated based on the interest rate determined during each floating period; If there are multiple interest rate fluctuations during the interest period, calculate the interest for each floating period first, and add up the total of each floating period on the interest settlement date. The interest for the interest settlement period is calculated based on the interest for the period.

(II) The interest on the loan under this contract shall be settled in the 1. of the following manner:

1. Interest is settled monthly, with the interest settlement date fixed at the 20th day of each month;

2. Interest is settled quarterly, and the interest settlement date is fixed at the 20th day of the last month of each quarter;

3. This column is blank .

Article 5 Issuance and Payment of Loans

I.Prerequisites for granting loans

Unless Party B waives all or part of the above conditions, Party B shall Only then is there an obligation to grant a loan:

1. Party A has completed the approval, registration, delivery, insurance and other related matters related to the loan under this contract. and other legal formalities;

2. If there is a guarantee under this contract, the guarantee that meets Party B’s requirements has come into effect and remains valid;

3. Party A has opened an account for withdrawal and repayment in accordance with Party B’s requirements;

4. Party A has not committed any breach of contract as stipulated in this contract;

5. Any circumstances stipulated in this contract that may endanger Party B’s creditor’s rights have not occurred;

6. The laws, regulations, rules or competent authorities shall not prohibit or restrict Party B from issuing the items under this contract. loans under

7. Party A’s financial indicators continue to meet the requirements of Appendix 2 “Financial Indicator Constraints”;

8. Party A has submitted relevant materials before the loan is disbursed in accordance with the provisions of this contract;

9. The information provided by Party A to Party B is legal, true, complete, accurate, valid and in accordance with Other requirements proposed by Party B;

10. Other prerequisites: This field is blank

II. Loan Utilization Plan

Loan disbursement refers to Party B’s disbursement of loan funds based on Party A’s application and the provisions of this contract. The act of disbursing funds to a loan disbursement account.

The loan disbursement plan is as follows: (III) Methods to determine:

(I) The loan disbursement plan is as follows:

1. This column is blank. Amount This column is blank;

2. This column is blank Amount This column is blank;

3. This column is blank Amount This column is blank;

4. This column is blank Amount This column is blank;

5. This column is blank Amount This column is blank;

6. This column is blank . Amount This column is blank.

This field is blank

(II) The loan expenditure plan is as follows:

1. This column is blank. Amount This column is blank;

2. This column is blank Amount This column is blank;

3. This column is blank Amount This column is blank;

4. This column is blank Amount This column is blank;

5. This column is blank Amount This column is blank;

6. This column is blank . Amount This column is blank.

(III) Party A may apply for funds at any time according to its actual needs.

( Four) This field is blank

III. Party A shall use the loan in accordance with the loan expenditure plan agreed in the second paragraph, unless otherwise specified in writing by Party B. Agree that Party A shall not advance, postpone, split or cancel the use of funds.

IV.If Party A uses the funds in installments, the expiration date of the loan term shall still be based on Article 3 of this Contract. Agreement confirmed.

V. Information Party A needs to provide

( I) If the following circumstance 1 is met, Party A shall pay the loan within three months of the loan being disbursed. Provide Party B with relevant information within one working day:

1. If the amount of a single loan application made by Party A exceeds RMB 10 million (inclusive) and any planned external payment under the said loan exceeds RMB 10 million (inclusive):

2. Party A applies for any single expenditure, regardless of the amount;

3. Other circumstances agreed by both parties: This field is blank

In any of the above circumstances, the information Party A shall provide to Party B includes:

1. Loan transfer voucher and payment settlement voucher signed and sealed by Party A;

2. Transaction information (including but not limited to goods, services, financial contracts and/or invoices , etc.) Written or electronic documents that can prove the specific purpose of the loan funds);

This field is blank

And other information Party B requires Party A to provide (including but not limited to Party A’s transaction partners Business license, power of attorney, company charter, shareholders’ meeting or board of directors resolutions, etc. material) .

(II) Except for the circumstances stipulated in Item (I) above, or Party B reviews the documents provided by Party A After reviewing the above information, if Party A believes that the payment can be made independently as stipulated in Article 7 of this Article , Party A shall Party A shall provide Party B with the following information at least two working days before the single loan is disbursed:

1. A plan for the use of funds corresponding to the proposed loan (the format of the plan is shown in Annex 3);

2. Loan transfer certificate signed by Party A;

This field is blank

and other information Party B requires Party A to provide (including but not limited to Party A’s transaction partners Business license, power of attorney, company charter, shareholders’ meeting or board of directors resolutions, etc. material) .

VI. Party B’s Entrusted Payment

1. Applicable circumstances for Party B’s entrusted payment

As long as a single loan payment meets the following requirements (1) In this case, Party B should be entrusted Payment, that is, Party A irrevocably and unconditionally entrusts Party B to pay the loan funds to Party A’s trading partner. Party A shall not pay the above loan funds to the trading partner or other Any third party.

(1) The amount of a single loan exceeds one appoint Ten thousand Yuan( Contains) RMB and the expenditure Any planned external payment amount under the item exceeds RMB 10 million (inclusive) RMB, and After reviewing the information provided by Party A, Party A believes that it meets the clear characteristics of the payment object;

(2) Regardless of the amount of a single loan, Party B shall be entrusted to pay it;

(3) Other circumstances agreed upon by both parties:

This field is blank

2. Under the circumstance where Party B is entrusted to pay, Party B shall transfer the loan funds to the loan disbursement account. The loan funds are then paid directly from the loan issuance account to the account of the trading counterparty of Party A. Party A shall not dispose of the loan funds in any form (including but not limited to transfer, withdrawal) gold.

3. Party B shall determine the payment amount, payment time, payment object, Party B completes the formal review of the above payment elements . After the formal review is deemed to meet Party B’s requirements, the loan funds will be paid to Party A’s transaction counterparty.

Once the loan funds enter the account of the transaction partner provided by Party A, Party B shall be deemed to have fulfilled the obligation. Party A shall promptly check whether the payment has been made within 1 working day after the payment date. If the transaction fails, the party shall notify the party B immediately. Purpose and transaction information are consistent.

4. Party B’s formal review of the above payment elements does not mean that Party B has any The authenticity and legality of the transaction does not mean that Party B intervenes in the transaction between Party A and its transaction partner. or any disputes with other third parties or any responsibility and obligation of Party A. Party A shall compensate for all losses incurred as a result of the entrusted payment.

5. If the loan funds are paid incorrectly, unsuccessfully or untimely to Party A’s trading counterparty account due to incomplete, untrue, inaccurate information provided by Party A, or information conflicts, which are not Party B’s fault, the following agreements shall apply:

(1) All consequences resulting therefrom, including but not limited to all losses caused by the failure to successfully pay the loan funds or to pay them to Party A’s trading counterparty account in a timely manner, shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered thereby;

(2) Party A shall not dispose of such part of the loan funds in any form (including but not limited to transfer or withdrawal);

(3) Party A shall perform its obligations to re-provide and correct such information within two working days according to Party B’s requirements;

This column is blank

If Party A violates any of the above agreements, Party B shall have the right to recover such part of the loan funds in advance.

5. All risks, responsibilities and losses of loan fund payment failure, error, delay, etc. caused by no fault of Party B shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered thereby.

6. Party A agrees and confirms that Party B shall not be obliged to notify the payment object when handling matters such as entrusted payment, deferred payment, and withdrawal of payment.

VII. Party A’s independent payment

The single loan expenditure does not meet the requirements of Party B’s entrusted payment as stated in Item 1 of Paragraph 6 of this Article. If the loan is not paid by Party A, Party B can pay the loan amount to Party A according to Party A’s withdrawal application. After the loan is issued to the loan issuing account, Party A will pay it to its trading counterparty. Party A should ensure that its trading counterparty is consistent with the specific purpose of the loan and the transaction information.

VIII. Regardless of whether Party B is entrusted to pay or Party A makes the payment independently, once the loan funds enter Once the loan is deposited into the loan disbursement account, Party B shall be deemed to have fulfilled its loan disbursement obligation. Party A shall ensure that the loan disbursement account The account status is normal (including but not limited to not being frozen by the competent authority, etc.). The risks, liabilities and losses caused by freezing or deduction of funds by the competent authorities after the funds are released to the account are all Party A shall bear the cost. Party A shall compensate Party B for all losses suffered thereby.

IX. Payment method changes

Party B has the right to change the payment method of the loan funds in any of the following circumstances, including: But not limited to adjusting the applicable circumstances of entrusted payment (such as adjusting the amount standard of entrusted payment), Changes in the payment method for a single loan disbursement, etc.:

1. Party A commits any breach of contract as stipulated in this contract;

2. Any circumstances that may endanger Party B’s creditor’s rights as stipulated in this contract occur;

3. Other circumstances where Party B deems it necessary to change the payment method of the loan funds.

If Party B changes the payment method, Party A shall perform the payment in accordance with the provisions of this contract and Party B’s requirements. The company is required to resubmit the information, etc.

Article 6 Account Use and Supervision

I. Loan disbursement account

The loan disbursement account under this contract shall be determined in the (2) following manner:

(1). Within (this column is blank) working days after the effective date of this contract and before the first loan is disbursed, Party A shall open a special loan disbursement account with Party B, which shall be used exclusively for the disbursement and payment of all loans under this contract.

(2). Other accounts opened by Party A with Party B (account number: 52050167643600002027).

II. Funds Recovery Account

1. Within (this column is blank) working days from the date of entry into force of this contract, Party A shall open a fund recovery account with Party B or use the existing account (account number:52050167643600001985) opened with Party B as the fund recovery account.

2. Party A shall regularly report to Party B on the inflow and outflow of funds in the fund recovery account on a quarterly (select “monthly” or “quarterly”) basis. Party A shall report to Party B on the inflow and outflow of funds in the account in the previous period within the first ten working days of each period at the latest.

3. Party B has the right to manage the inflow and outflow of funds recovered from the account. Specifically, the fund recovery account shall meet the following requirements (3) and (10):

(1) Average balance of funds in the account: this column is blank

(2) Time of arrival of recovered funds: this column is blank

(3) The proportion of Party A’s overall sales proceeds entering its account:Not less than the proportion of Party B’s loan;

(4) Single limit on external payments from account funds:This field is blank

(5) Daily limit for external payments of funds in the account:This field is blank

(6) Restrictions on online banking subscription for this account:This field is blank

(7) Any external payment of funds in the account requires the consent of Party B;

(8) This account shall be used exclusively for the collection and repayment of loans under this Contract and shall not be used for for any other purpose;

(9) This field is blank

(10) Other requirements raised by Party B;

(11) Executed in accordance with the relevant provisions of the account management agreement signed separately by Party A and Party B.

Article 7 Repayment

I. Repayment Principles

Party A’s repayment under this contract shall be repaid in accordance with the following principles:

Party B has the right to use Party A’s repayment to first repay the various expenses that Party A should bear as agreed in this contract but paid by Party B and the expenses for Party B to realize its debts, and the remaining amount shall be repaid in accordance with the principle of paying interest first and then principal, and interest followed by principal. However, for loans whose principal is overdue for more than 90 days and has not been recovered, loans whose interest is overdue for more than 90 days and has not been recovered, or loans otherwise provided for by laws, regulations or rules, Party A’s repayment shall be repaid in accordance with the principle of paying principal first and then interest after repaying the above expenses.

II. Interest Payment

Party A shall pay the due interest to Party B on the interest payment date. The first interest payment date is after the loan is issued. The first interest payment date of the loan. When the loan is repaid for the last time, the interest will be paid together with the principal.

III. Principal Repayment Plan

The repayment plan is as follows: (I)way to determine:

(I) The principal repayment plan is as follows:

1. Amount on December 21, 2024: RMB 1,000,000;

2. Amount on June 21, 2025: RMB 1,000,000;

3. Amount on December 21, 2025: RMB 1,000,000:

4. This field is blank Amount This field is blank:

5. This field is blank Amount This field is blank:

6. The loan maturity amount agreed in this contract is RMB 97,000,000.

(II) If the starting date of the loan term under this contract is inconsistent with the loan transfer certificate, resulting in a corresponding adjustment to the loan maturity date, Party B has the right to make corresponding adjustments to the above-mentioned principal repayment plan.

IV. Repayment Method

Party A shall prepare sufficient current payables in the capital recovery account or other account opened by Party B before the repayment date agreed in this contract and transfer the funds to repay the loan (Party B also has the right to transfer funds from this account to repay the loan), or transfer funds from other accounts to repay the loan on the repayment date agreed in this contract.

V. Early repayment

When Party A repays the principal in advance, it shall submit a written application to Party B thirty working days in advance . Party B agrees to repay part or all of the principal in advance.

Party A’s early repayment shall be calculated based on the actual number of days the funds are used and the loan interest rate agreed in this contract. Interest.

If Party B agrees that Party A will repay the principal in advance, Party B has the right to charge Party A a penalty for breach of contract. The amount of the penalty is Determined according to the first of the following criteria:

1. Penalty amount = early repayment amount × number of early repayment months × 1‰, if less than one month Calculated on a monthly basis;

2. This column is blank

If Party A repays the loan in installments, Party B has the right to choose Repay in the forward or reverse order of the repayment plan. After early repayment, the outstanding loan will still be repaid in the order of The loan interest rate agreed in this contract shall apply.

Article 8 Rights and Obligations of Party A

1. Party A’s Rights

(1) It has the right to require Party B to grant the loan in accordance with the contract;

(2) The right to use the loan for the purpose agreed upon in this Contract;

(3) Subject to the conditions stipulated by Party B, the Company has the right to apply to Party B for an extension of the loan period. please;

(4) The Company has the right to require Party B to review the relevant financial information and production and operation information provided by Party A. The commercial secrets of the above mentioned parties shall be kept confidential, unless otherwise provided by laws, regulations and rules or otherwise provided by the competent authorities. Unless otherwise required or agreed by both parties;

(5) The Company has the right to refuse any bribes requested by Party B or its staff, and shall not be liable for any of the above acts or If Party B violates the laws and regulations on credit interest rates, service charges, etc., it has the right to Report to the relevant department.

2. Party A’s Obligations

(I) Withdraw and repay the principal and interest of the loan in full in accordance with the provisions of this contract, and bear all expenses stipulated in this contract;

(II) Provide relevant financial accounting information, production and operation status information and other information as required by Party B, including but not limited to providing Party B with the balance sheet at the end of the previous quarter and the profit and loss statement (income and expenditure statement for public institutions) at the end of the previous quarter within the first ten working days of the first month of each quarter, and provide the cash flow statement for the year in a timely manner at the end of the year, and ensure that the information provided is legal, true, complete, accurate and valid, and do not provide false materials or conceal important operating and financial facts;

(III) If Party A encounters major adverse events that affect its debt repayment ability or other situations that endanger Party B’s creditor’s rights, or if there are changes in the name, legal representative (person in charge), residence, business scope, registered capital or company (enterprise) articles of association and other industrial and commercial registration matters, it shall notify Party B in writing within 3 working days after the occurrence, and attach the relevant materials after the change;

(IV) Party A shall use the loan for the purpose stipulated in this contract, and shall not squeeze, misappropriate or The bank loan shall not be used for illegal or irregular transactions, and shall not be used for fixed assets, equity and other investments, nor for areas and purposes prohibited by the state for production and operation, nor for replacing liabilities arising from Party A’s fixed assets, equity and other investments; Party A shall cooperate with and accept Party B’s inspection and supervision of its production and operation and financial activities, the use and payment of the loan under this contract, and shall cooperate with and accept Party B’s relevant requirements for post-loan management; Party A shall not withdraw funds, transfer assets or use related transactions to evade debts to Party B; Party A shall not use false contracts with related parties to discount or pledge receivables, accounts receivable and other debts without actual trade background to banks to obtain bank funds or credit; Party A shall pay the loan funds in accordance with the provisions of this contract and shall not circumvent Party B’s entrusted payment by breaking up the whole into parts;

(V) If Party A uses the loan under this contract for production and manufacturing, it shall comply with the relevant national regulations on environmental protection;

(VI) Before paying off the principal and interest of Party B’s loan, Party A shall not use The assets formed by the loan under this contract provide security to the third party;

(VII) If Party A is a group customer, it shall promptly report to Party B the related transactions of more than 10% of Party A’s net assets, including: (1) the related relationship between the parties to the transaction; (2) the transaction items and the nature of the transaction; (3) the transaction amount or the corresponding proportion; (4) the pricing policy (including transactions with no amount or only a symbolic amount);

(VIII) Party A shall obtain the written consent of Party B before conducting major matters such as merger, division, equity transfer, foreign investment, and substantial increase in debt financing. However, the written consent of Party B does not affect the right of Party B to take the relief measures stipulated in this contract in the future when Party B believes that the above-mentioned actions may endanger the security of Party B’s creditor’s rights;

(IX) If Party A pays independently, Party A shall report to Party B on the use and payment of the loan on a monthly basis. Party A shall report to Party B on the use and payment of the loan in the previous month and submit a list of actual funds used within ten working days of the beginning of each month at the latest until the loan is paid. The summary report format is in Appendix 4.

Article 9 Rights and Obligations of Party B

1. Party B has the right to require Party A to repay the loan principal, interest and fees on time, and has the right to Manage and control the payment of loan funds and have the right to dynamically monitor Party A’s overall cash flow. monitoring, has the right to recover the loan in advance according to the capital recovery of Party A, and has the right to exercise the Other rights stipulated in this contract, requiring Party A to perform its other obligations under this contract ;

2. Party B has the right to participate in Party A’s large-scale financing (i.e. financing with a total amount exceeding RMB 10 million (inclusive) or equivalent foreign currency), asset sales, mergers, divisions, shareholding system reforms, bankruptcy liquidation and other activities to safeguard Party B’s creditor’s rights. The specific participation method is as follows: Item （5）

(1). Party A shall obtain written consent from Party B before carrying out the above activities;

(2). Party B arranges Party A to obtain large amount of financing;

(3). The price and object of Party A’s asset sale shall comply with the following agreements: This field is blank

(4). This column is blank

(5). Other methods that Party B considers necessary.

3. The loan shall be granted in accordance with the provisions of this contract, except for delays or failures caused by Party A or other reasons that cannot be attributed to Party B;

4. The relevant financial information and business secrets of production and operation provided by Party A shall be kept confidential, except where otherwise provided by laws, regulations and rules, otherwise required by the competent authorities or otherwise agreed by both parties;

5. Bribes shall not be provided to Party A and its staff, or bribes shall not be solicited or accepted;

7. There shall be no acts of dishonesty or damage to the legitimate interests of Party A.

Article 10 Liability for breach of contract and remedies for situations that endanger Party B’s creditor’s rights

1. Party B’s breach of contract and liability for breach of contract

(i) If Party B fails to grant the loan in accordance with the provisions of this contract without justifiable reasons, Party A may require Party B to continue to grant the loan in accordance with the provisions of this contract;

(ii) If Party B violates the prohibitive provisions of national laws and regulations and charges Party A interest or fees that should not be charged, Party A has the right to request Party B to return them.

2. Party A’s Breach of Contract

(i) Party A violates any agreement of this Contract or any legal obligation;

(ii) Party A expressly states or indicates by its actions that it will not perform any of the obligations under this Contract. righteous Service.

3. Circumstances that may endanger Party B’s creditor’s rights

(I) If any of the following circumstances occurs, Party B considers that it may endanger the security of the creditor’s rights under this Contract. All: Party A undertakes contracting, trusteeship (takeover), leasing, shareholding reform, reduction of registered Capital, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer transfer, substantial increase in debt financing, application for suspension of business for rectification, application for dissolution, withdrawal Dissolution, bankruptcy application, change of controlling shareholder/actual controller or major asset transfer, Suspension of production, closure of business, heavy fines imposed by competent authorities, cancellation of registration, revocation of business license license, major legal disputes, serious difficulties in production and operation or deterioration of financial conditions, The status of use has declined, and the legal representative or principal person in charge is unable to perform his duties normally;

(II) If any of the following circumstances occurs, Party B deems it may endanger the security of the creditor’s rights under this Contract. Complete: Party A has not fulfilled other due debts (including the various levels of institutions of China Construction Bank or other third party’s due debts), transfer of property at a low price or for free, and transfer of self-owned or jointly owned real estate Establishing a right of residence, reducing or exempting a third party’s debt, failing to exercise a creditor’s rights or other rights, or Party A’s financial indicators failed to continue to meet the “Financial Indicator Constraints” in Appendix 2. “payment” requirement; any account of Party A (including but not limited to the fund recovery account, etc.) monitored by Party B abnormal fluctuations in funds in the account); a major cross-default event occurs to Party A; Party A’s main business The business profitability is not strong; there are abnormalities in the use of loan funds;

(III) Party A’s shareholders abused the company’s independent legal status or shareholders’ limited liability to evade Debts that Party B deems may endanger the security of the creditor’s rights under this Contract;

(IV) Any of the preconditions for the granting of loans stipulated in this Contract is not continuously met;

(V) The guarantor is in any of the following circumstances, which Party B deems may endanger the security of the creditor’s rights under this Contract:

1. Violation of any agreement in the guarantee contract or any false or erroneous statement or warranty; Errors and omissions;

2. Contracting, trusteeship (takeover), leasing, shareholding reform, or reduction of registered capital Finance, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer, Substantially increase debt financing, (Being) applied for suspension of business, application for dissolution, revocation, (Being) filed for bankruptcy, change of controlling shareholder/actual controller or major asset transfer, low price or transfer property for free, establish residence rights with self-owned or shared real estate , reduce or exempt third-party debts, Failure to exercise creditor’s rights or other rights, suspension of production, closure of business, heavy fines imposed by competent authorities, The registration has been cancelled, the business license has been revoked, there are major legal disputes, production and operation are in serious difficulties or the financial situation has deteriorated, the credit status has declined, or the legal representative or the main person in charge The person is unable to perform his duties normally, which may affect the guarantor’s ability to assume the guarantee;

3. Other circumstances where the guarantee ability is lost or may be lost;

(VI) If any of the following circumstances occur in the mortgage or pledge, Party B deems it may endanger this contract. The creditor’s rights under this item are safe:

1. Due to the actions of a third party, state expropriation, confiscation, requisition, free recovery, demolition, market Changes in market conditions or any other reasons may cause the mortgaged property or pledged property to be damaged, lost, or devalued. The value decreases;

2. The mortgaged or pledged property is sealed, seized, has a residence right established, is frozen, or is withheld. Division, retention, auction, supervision by administrative agencies, or disputes over ownership;

3. The mortgagor or pledger violates any agreement in the mortgage contract or pledge contract or any falsehood, error or omission in the statements and warranties;

4. Other circumstances that may endanger the realization of Party B’s mortgage or pledge rights;

(VII) The guarantee is not established, has not come into effect, is invalid, is revoked, or is cancelled ; The guarantor has agreed to a contract or has clearly stated or indicated by its behavior that it will not fulfill its guarantee obligations, or the guarantor has partially or other circumstances such as the total loss of guarantee ability, reduction in the value of the collateral, etc., which Party B deems may endanger and the security of the claims under this Contract;

(VIII)Other circumstances that Party B deems may jeopardize the security of the creditor’s rights under this Contract .

IV. Remedies for Party B

In the event of any of the circumstances specified in the second or third paragraph of this Article, Party B shall have the right to exercise the following One or more rights:

(I) Suspension of loan issuance;

(II) the conditions for the issuance and payment of supplementary loans;

(III) Change the loan payment method in accordance with the provisions of this Contract;

(IV) Declare that the loan is due immediately and require Party A to immediately repay all outstanding loans under this contract. principal, interest and fees of due and undue debts;

(V) If Party A fails to disburse the loan in accordance with the contract, Party B shall have the right to refuse Party A’s disbursement of the loan. No amount has been drawn under the contract;

(VI) If Party A fails to use the loan for the purpose agreed in this contract, Party A shall be liable for the part of the loan misappropriated by Party A. The penalty fee will be calculated from the date when the loan is not used for the purpose agreed in the contract to the date when the principal and interest are fully repaid. The interest rate and the interest settlement method agreed in this contract shall be used to calculate penalty interest and compound interest;

(VII) If the loan is overdue, Party A shall be liable for the principal and interest (including The principal and interest of the loan declared fully or partially due by Party B) from the date of overdue Until the date when the principal and interest are fully repaid, the penalty interest will be calculated according to the penalty interest rate and the interest settlement method agreed in this contract. The loan is overdue if Party A fails to repay the loan on time or exceeds the installment repayment amount agreed in this contract. The act of repaying a loan within the planned period.

Before the loan expires, the interest that Party A fails to repay on time shall be charged at the loan interest rate agreed in this contract. and the interest settlement method to calculate compound interest;

(VIII) Other relief measures, including but not limited to:

1. Debit the corresponding amount of RMB or other currencies from Party A’s account opened in the China Construction Bank system without prior notice to Party A;

2. Exercise the right of guarantee;

3. Require Party A to provide new guarantees that meet Party B’s requirements for all debts under this Contract;

4. Refuse Party A to dispose of the corresponding amount of funds in its account opened in the China Construction Bank system (including but not limited to the fund recovery account), and take measures such as freezing, stopping payment, and closing the non-counter transaction function of Party A’s account without prior notice;

5. Terminate this Contract.

2. Exercise security rights;

3. Require Party A to provide new guarantees that meet Party B’s requirements for all debts under this contract. Save;

4. Refuse Party A to dispose of its accounts opened in the China Construction Bank system (including but not limited to The corresponding amount of funds in the fund recovery account) shall be frozen, stopped, Closing non-over-the-counter transaction functions and other measures without prior notice;

5. Termination of this Contract.

Article 11 Other Terms

I. Costs

1. The costs incurred by Party A due to breach of any of the provisions of this Contract (including but not limited to the litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notarization fees, delivery fees, announcement fees, attorney fees, etc. actually incurred by Party B due to breach of contract by Party A) shall be borne by Party A;

2. For other costs, Parties A and B agree as follows:

Unless otherwise agreed in the Contract, the costs of custody, appraisal, notarization, attorney services, insurance, etc. (if any) related to financing under this Contract and the costs that can be borne by the financing party in accordance with laws, regulations and rules shall be borne by Party A; the costs incurred by Party B in conducting due diligence on the financing under this Contract shall be borne by Party B.

2. Use of Party A’s Information

Party A agrees that Party B may query, print and save Party A’s credit status in the Financial Credit Information Basic Database and other credit reporting agencies established in accordance with the law, and agrees that Party B may provide Party A’s information to the Financial Credit Information Basic Database and other credit reporting agencies established in accordance with the law. Party A agrees that Party B may share Party A’s information with various levels of institutions and subsidiaries of China Construction Bank for the purpose of pre-loan investigation, risk control, business development, etc. within the group.

II. Use of Party A’s Information

Party A agrees that Party B shall use the financial credit information basic database and other credit information established in accordance with the law. The institution inquires, prints and saves Party A’s credit status, and agrees that Party B will provide Party A’s information to to the financial credit information basic database and other credit reporting agencies established in accordance with the law. The parties can cooperate with CCB for the purpose of pre-loan investigation, risk control, business development, etc. The information of Party A shall be shared with other institutions and subsidiaries.

III. Announcement of collection

If Party A defaults on the loan principal and interest or commits other breach of contract, Party B has the right to file a complaint with the relevant authorities. Or the unit shall be notified and has the right to make collection announcements through the news media.

IV. Evidential Effect of Party B’s Records

Unless there is reliable and definitive evidence to the contrary, Party B shall not be liable for the principal, interest, fees and repayments. Internal accounting records of payment records (including but not limited to data telegrams , paper (e.g., in the form of a document, etc.), which is prepared, retained, transmitted, and extracted by Party B and handled by Party A for withdrawal, Documents, vouchers, electronic data and collection by Party B during the process of repayment, interest payment, etc. The records, vouchers and electronic data of the loan shall constitute effective evidence of the debt relationship between Party A and Party B. Party A cannot, solely because of the above records, The Party B raises any objection to the fact that the contents, documents and vouchers are unilaterally prepared, retained, transmitted and extracted by Party B.

V. Reservation of Rights

The rights of Party B under this Contract shall not affect or exclude its rights under laws, regulations and other any rights under the contract. Any toleration, leniency or Any limitation, preferential treatment or delay in exercising any rights under this Contract shall not be deemed as a violation of the terms of this Contract. The waiver of any right or interest under this Agreement or the permission or approval of any violation of this Agreement shall not restrict , prevent or hinder the continued exercise of such right or the exercise of any other rights. This will not result in Party B assuming any obligations or responsibilities towards Party A.

VI. Settlement and offset of multiple debts

In addition to the debts under this contract, if Party A has other debts to Party B, both parties agree that if Party A’s payment is insufficient to pay off all debts, Party B shall designate a person to pay off the debt. order.

Regardless of whether the aforementioned debt of Party A is the principal debt or the accessory debt, regardless of whether the aforementioned debt is due or not (including early maturity), regardless of whether the aforementioned debts are individually or jointly guaranteed (including but (not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit, etc.) The extent of the burden borne by the party under the aforementioned debt (including but not limited to interest, penalty interest, compound interest, the amount of the contract, fees or other payables), regardless of the expiration of the aforementioned debt repayment period. Regardless of the time of the full debt, and regardless of the proportion of the single debt to the total debt, Party B has the right According to this agreement, Party A is required to repay the debt in the order specified by Party B. Party A agrees not to raise any Any objection.

At the same time, Party B has the right to transfer the personal funds from Party A’s account opened in the China Construction Bank system.

VII. If Party A’s mailing address or contact information changes, Party A shall immediately notify Party B in writing. Party A shall bear the losses caused by failure to notify in time.

VIII. Collection of Accounts Payable

For all the amounts payable by Party A under this Contract, Party B shall have the right to The corresponding amount of RMB or other currencies is transferred from the account opened in the Construction Bank system, and there is no Party A must be notified in advance. If foreign exchange settlement or foreign exchange trading procedures are required, Party A is obliged to assist Party A will assist Party B in handling the matter, and the exchange rate risk will be borne by Party A.

IX. Dispute Resolution

Any disputes arising during the performance of this contract may be resolved through negotiation or as follows: Solution 1:

1. File a lawsuit with the People’s Court at Party B’s place of residence.

2. File a lawsuit with the People’s Court at Party A’s place of residence.

3. Submit (Name of Arbitration Committee) This field is blank (Leave this field blank for the place of arbitration), press The arbitration shall be conducted in accordance with the arbitration rules currently in force at the time of application for arbitration. The arbitration award is final. The agreement is binding on both parties.

During litigation or arbitration, the provisions of this contract that do not involve the dispute must still be performed.

X. Contract Effectiveness Conditions

This contract shall come into effect after being signed and affixed with the official seal by the legal representative (person in charge) or authorized agent of Party A and the person in charge or authorized agent of Party B.

The annexes under this contract are an integral part of this contract and have the same legal effect as this contract.

XI. This contract is in four copies.

XII. Other agreed matters

(I) VAT related agreements

1. The prices and additional charges under this contract are all inclusive of VAT, but Unless otherwise agreed by the parties.

2. Invoice

2.1 Party B shall comply with the following (1) Invoice for the following items:

(1) If Party A requests an invoice, Party B shall, after receiving payment from Party A, Issue a VAT invoice for the current payment amount.

(2) Other agreements: This column is blank

2.2 Invoicing information provided by Party A

Company Name (Full Name): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Taxpayer Identification Number: 91522320 MA 7 BMUXCX 0

Bank account: 52050167643600001985

Bank account: Dingxiao Branch of China Construction Bank Corporation

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (Yilung Avenue

beside)

Tel: 13811876068

2.3 If there is a need to cancel an invoice or issue a red invoice, Party A shall Party A requires timely assistance. In the event of any loss, including but not limited to taxes, Taxes, fines, and late fees.

3. If Party A is an organization outside the People’s Republic of China, and the price and The additional expenses are subject to tax incentives according to laws, regulations, rules or relevant provisions of relevant departments. If tax filing is required, Party A shall provide Party B with sufficient and accurate VAT preferential tax filing materials to assist Party B in completing tax filing and other work.

(II) Agreed Delivery Clauses

The address for Party A and Party B to deliver various notices, agreements and documents related to this contract (including electronic delivery address) and legal consequences are agreed as follows:

1. Delivery address

(1) Party A confirms that its effective delivery address is:

Mailing address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (Yilung University

road beside) ;

Postal code: 562400;

Mobile phone number: 13811876068;

Fax number: None;

Email: None;

WeChat ID: None;

Dedicated account for litigation platform: None;

Other electronic methods: None;

Party A confirms that the above mobile phone number, fax number, email address, WeChat ID, litigation Any of the platform-specific accounts and other electronic methods can be used as Party A’s effective electronic delivery. Arrival address.

(2) Party B confirms that its effective delivery address is:

Detailed address: No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province ; Postal Code: 562400; Receipt Person (designated collection agent): Luo Tiantian; Contact number: 0859-3116685.

2. Scope of application of the delivery address

The above delivery address is applicable to the delivery of various written (including data telegraphic) notices, agreements, and documents related to this contract, including but not limited to the delivery of various notices, agreements, and other documents during the performance of the contract, and the delivery of relevant documents and legal documents when disputes arise under the contract, as well as the delivery of relevant documents in the first instance, second instance, retrial, and enforcement procedures after the dispute enters arbitration, civil litigation procedures, and other procedures.

3. Change of delivery address

(1) If Party A needs to change the delivery address, Party A shall notify Party B in writing 15 working days in advance. Party B, the written notice shall be delivered to Party B’s delivery address;

(2) If Party B needs to change the delivery address, it should be done in writing, by email, or by text message. or notify Party A by any other means such as announcement ;

(3) If a party changes its address during arbitration or civil proceedings, the party shall also notify the arbitration institution. The institution or court shall fulfill its obligation to provide written notice;

(4) After a party fulfills its obligation to notify the change in accordance with the above agreement, its changed delivery address shall be the effective delivery address; otherwise, its previously confirmed delivery address shall remain the effective delivery address. site;

(5) If Party A fails to perform the aforementioned notification obligation, in the event of a breach of contract or a possible In the event of a circumstance that endangers Party B’s creditor’s rights, Party A agrees and authorizes Party B to obtain Party A’s The latest contact number of the party will be used for the collection and management of defaulted loans.

4. Legal consequences

(1) If any party fails to actually receive any notice, agreement, legal document or other document due to reasons such as the inaccurate delivery address provided or confirmed by the party, the failure to promptly perform the notification obligation in the aforementioned manner after the delivery address is changed, or the party or the designated recipient refuses to sign for the document, the delivery date shall be the date of return of the document if the delivery is made by mail; the date on which the delivery person records the situation on the delivery receipt on the spot if the delivery is made directly; the date on which the delivery arrives at the system of the electronic delivery address of the recipient if the delivery is made electronically (the delivery is deemed to be successful if the delivery person’s system shows that the delivery is successful). The delivery methods include but are not limited to SMS, fax, email, WeChat, etc. Electronic delivery has the same legal effect as other delivery methods;

(2) For the above-mentioned delivery addresses, the arbitration institution or the court may directly deliver the document by mail or by email. Even if the parties fail to receive the documents sent by mail by the arbitration institution or the court, they shall be deemed to have been served due to the above agreement;

(3) If the same matter is served to the recipient by multiple means, the date of the first delivery shall be deemed to have been served.

(III) If the single loan or financing provided by Party B to Party A is non-commitment , Party B shall have no Prior notice is required and the Company has the right to unilaterally adjust the loan amount or refuse to lend. No objections were raised to the arrangement.

(IV) 1. Party A’s credit rating with Party B shall not be lower than level 10; 2. Party A shall not issue Priority debts that take precedence over Party B’s should be subject to Party B’s consent if necessary; 3. Party A The international controller shall not make any major adverse adjustments; 4. Party A ensures that Party B’s working capital loan can only be It is strictly prohibited to use the loan funds for the construction of fixed asset projects. Related transactions are occupied by the group’s parent company and affiliated companies. It is strictly prohibited to use loan funds for other purposes. The party shall ensure that the use of the loan must match the progress of the project; 5. Party A guarantees Party B’s loan The guarantee conditions shall not be weaker than the new loan conditions of other financial institutions; 6. If Party A actually controls If any party, joint actor or controlling shareholder withdraws from the investment, the loan to Party B shall be repaid in advance. 7. During the loan period, Party A’s controlling shareholder shall not withdraw capital, reduce capital or maliciously withdraw capital; 8. Before Party B’s loan principal and interest are fully repaid within the repayment period, Party A’s shareholders shall not make any cash payment. Dividends (except for new energy funds); 9. If the total investment of Party A’s project exceeds the estimated budget, Party A and its shareholders shall be responsible for the 10. If Party A is successfully listed, the funds raised from the listing must be deposited in Party B’s account household.

This field is blank

Article 12 Declaration

Article 12 Declaration Clauses

1. Party A is clearly aware of Party B’s business scope and authorization authority.

2. Party A has read all the terms of this contract. At the request of Party A, Party B has made corresponding terms of this contract. Party A has fully understood and understood the meaning of the terms of this contract and the corresponding legal consequences.

3. Party A’s signing and performance of obligations under this contract are in compliance with the provisions of laws, administrative regulations, rules and regulations and Party A’s articles of association or internal organizational documents, and has been approved by the company’s internal authorized institutions and/or national authorized institutions.

4. Party A’s production and operation are legal and compliant;

5. Party A has the ability to continue operating and has a legal source of repayment;

6. Party A promises that all loans under this contract are based on the real needs of the specific purpose of the loan and do not exceed its actual needs.

7. Party A and its controlling shareholders have good credit status and no major bad records.

8. Party B has the right to entrust other branches of China Construction Bank to issue loans under this contract and exercise and perform Party B’s rights and obligations under this contract, and Party A has no objection to this.

9. Party A declares that when entering into this contract, it and its important related parties, main contractors, suppliers and project sponsors have not committed any acts or circumstances that violate the laws, regulations and rules of the People’s Republic of China or the country or region where the project is located regarding environmental, social and governance risk management, and that the overseas projects have not committed any acts or circumstances that violate international practices or norms or are not substantially consistent with international good practices. Party A promises that the documents and relevant procedures involving environmental, social and governance risks submitted to Party B are compliant, effective and complete, and that sufficient attention and effective dynamic control are given to relevant risk points. Party A promises to strengthen the environmental, social and governance risk management of itself and its major related parties, major contractors, suppliers and project sponsors after the signing of this contract, strictly abide by the laws, regulations and rules on environmental, social and governance risk management of the People’s Republic of China and the country or region where the project is located, strictly abide by international practices or standards for overseas projects, and be substantially consistent with international good practices, and prevent harm to the environment and society and related risks (including but not limited to environmental, social and governance issues related to energy consumption, pollution, land, health, safety, resettlement of immigrants, ecological protection, energy conservation and emission reduction, climate change, corporate governance defects and inadequate management) in construction, production and operation activities. Party A recognizes that Party B has the right to supervise Party A’s environmental, social and governance risk management, and has the right to require Party A to submit environmental, social and governance risk reports and related information. Party B has the right to disclose relevant information on Party A’s credit or investment involving major environmental, social and governance risks in accordance with laws, regulations, self-regulatory rules, etc. If the above statement of Party A is false or the above commitment is not fulfilled, or Party A or its important related parties, major contractors, suppliers or project sponsors may cause environmental, social and governance risks, Party B has the right to urge Party A to take relevant risk mitigation or disposal measures in a timely manner, require Party A to report the possible impact of the incident in a timely manner, and has the right to stop handling investment and financing business for Party A (including but not limited to refusing to issue loans, provide financing, issue letters of guarantee or letters of credit or bank acceptance bills, etc.), or declare the debt (including but not limited to loans, financing, advances that have been or may be made, etc.) to be due in advance, or suspend or terminate the disbursement of funds to Party A, or take other relief measures agreed in this contract or permitted by law.

If customers have any questions, comments or suggestions about CCB products or services, they can consult and reflect by calling CCB’s 95533 customer service and complaint hotline.

Party A (official seal) :

Legal representative (person in charge) or authorized agent (signature):

2024-6-28

Party B (official seal):

Person in charge or authorized agent (signature):

2024-6-28

Appendix 1:

Basic information of the loan

1. Specific purpose of the loan under this contract:

Used for Party A to pay electricity bills, wages, processing fees and other normal operating turnover. Party A shall not change the specific purpose of the loan without the written consent of Party B.

2. Source of repayment of the loan under this contract: Party A’s income and cash flow, etc.

Party A shall ensure that the source of repayment is true and legal, and the repayment cash flow is stable and sufficient.

3. Others:

This column is blank

Annex 2:

Financial indicator constraints

Party A’s financial indicators shall continue to meet the following restrictions:

1. The debt-to-asset ratio shall not exceed 70% (subject to the audited annual report);

2. The current ratio shall not be less than 1 (subject to the audited annual report);

3. Contingent liabilities shall not exceed net assets;

4. Must maintain profitability (subject to the audited annual report);

5. Long-term external equity investment shall not exceed net assets.

Party B has the right to modify the above restrictions after notifying Party A ten working days in advance.

Annex 3

Funding plan

Contract Number	HTZ520670000LDZJ2024NO16
Withdrawal Date
serial number	Intended use	Estimated payment amount	Expected payment recipients	Remark
1
2
…
total	RMB (in capital letters):
Borrower’s name (stamp):

Annex 4

Summary of autonomous payment

Contract Number	HTZ520670000LDZJ2024NO16
Submission Date
serial number	Practical Uses	Payment to	Amount	Supporting Documents	Planned matter
1
2
…
total	RMB (in capital letters):
Borrower’s name (stamp):
internal Audit in conclusion	Account Manager (Signature):
Issuance and payment review post (signature):